Exhibit 10.11

FIRST AMENDMENT TO OPTION AGREEMENT TO PURCHASE STOCK

THIS FIRST AMENDMENT TO OPTION AGREEMENT TO PURCHASE STOCK (this “Amendment”) is made and entered into as of December 21, 2005, by and between TRANSCEND SERVICES, INC., a Delaware corporation (the “Company”), and SUSAN McGROGAN, an individual resident of the State of Florida (“McGrogan”).

RECITALS:

WHEREAS, the Company and McGrogan have previously entered into that certain Option Agreement to Purchase Stock dated as of August 15, 2005 (the “Option Agreement”); and

WHEREAS, the parties hereto wish to amend the terms of the Option Agreement as more fully set forth below.

NOW, THEREFORE, for and in consideration of the premises and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Option Agreement.

2. Article I of the Option Agreement is hereby amended by deleting such article in its entirety and replacing such article with the following (it being acknowledged that Option #1 has already been exercised):

“The Company hereby irrevocably grants to McGrogan five (5) options (each an “Option” and collectively “Options”) to purchase shares of the Stock in accordance with the schedule set forth below and subject to the conditions set forth in this Agreement. The number of shares of Stock to be acquired upon the exercise of each Option is determined in Article V below.

	Effective Date of Exercise	Notice Period Commencement Date	Total Exercise Price	Cash Consideration	Amount Applied in Reduction of Note Principal
Option #1	August 15, 2005	immediately	$200,000	$100,000	$100,000
Option #2	December 26, 2005	December 15, 2005	$300,000	$0	$300,000
Option #3	February 15, 2006	February 1, 2006	$100,000	$100,000	$0
Option #4	August 15, 2006	August 1, 2006	$100,000	$100,000	$0
Option #5	February 15, 2007	January 31, 2007	$100,000	$100,000	$0	”

3. Article II of the Option Agreement is hereby amended by deleting such article in its entirety and replacing such article with the following:

“The total exercise price for all shares acquired for each Option (the “Exercise Price”) shall be as set forth in Article I above. The Exercise Price for each Option shall be comprised of the following: (i) cash in the amount, if any, set forth in Article I above as “Cash Consideration” with respect to the applicable Option (the “Cash Portion”) which Cash Portion, if applicable, shall be payable in immediately available funds on the Effective Date of Exercise and (ii) a reduction in the outstanding principal balance of the Note by the amount, if any, set forth in Article I above as “Amount Applied in Reduction of Note Principal” with respect to the applicable Option.”

4. Exercise of Option #2: By executing this Amendment, McGrogan hereby expresses her intent to exercise Option #2 set forth in Article I above in accordance with the terms and provisions of the Option Agreement and this Amendment. McGrogan hereby agrees that the outstanding principal balance of the Note shall be reduced by an amount equal to Three Hundred Thousand Dollars ($300,000) on the Effective Date of Exercise in payment for the exercise of this Option #2 and that for purposes of principal payments due under the terms of the Note, the aforesaid $300,000 shall be deducted from the principal amount which would otherwise be due on the Note on the next payment date under Section 1.2 of the Promissory Note.

5. Article IV of the Option Agreement is hereby amended by deleting the first sentence thereof and replacing such sentence with the following:

“The exercise of each Option shall be by written notice delivered to the Company in the form of Exhibit A attached hereto with respect to Option #1 set forth in Article I above and in the form of Exhibit B attached hereto with respect to each of Option #3, Option #4 and Option #5 set forth in Article I above (the “Written Notice”) together with the tender of the Cash Portion, if any, applicable to such Option.”

5. Article V of the Option Agreement is hereby amended by deleting the first paragraph of such article in its entirety and replacing such paragraph with the following:

“With regard to Options #1, #3, #4 and #5 set forth in Article I above, upon the timely exercise by McGrogan of any such Option in accordance with the terms and conditions set forth herein, including without limitation payment by McGrogan of the Cash Portion, if any, of the Exercise Price for such Option, the Company shall deliver to McGrogan within five (5) trading days after the Effective Date of Exercise for such Option a number of shares (the “Purchased Shares”) of the Stock determined by dividing the Total Exercise Price for such Option by one hundred and ten percent (110%) of the average closing price per share of the Stock on the National Association of Stock Dealers Automatic Quotation System (NASDAQ) for the ten (10) trading days immediately prior to the Effective Date of Exercise (the “Average Closing Price”). The Average Closing Price shall be determined by adding up the closing prices and dividing the sum total by ten (10). With regard to the timely exercise by McGrogan of Option #2 set forth in Article I above, the number of shares to be delivered by the Company to McGrogan with respect to Option #2 shall be determined by dividing the Total Exercise Price for such Option #2 by one hundred and five percent (105%) of the Average Closing Price.”

6. The Option Agreement is hereby amended by adding the following as Exhibit B to the Option Agreement:

“EXHIBIT B

FORM OF WRITTEN NOTICE

Effective	Date of Exercise:

The undersigned, Susan McGrogan (“McGrogan”), hereby expresses McGrogan’s intent to exercise an option (the “Option”) to purchase shares of the Common Stock, par value $0.05 per share, of Transcend Services, Inc. (the “Company”) granted to McGrogan by the Company pursuant to that certain Option Agreement to Purchase Stock dated as of August 15, 2005 and amended pursuant to that certain First Amendment to Option Agreement to Purchase Stock dated as of December 15, 2005 by and between McGrogan and the Company (collectively, the “Option Agreement”), subject to the terms and conditions contained therein.

McGrogan hereby tenders to the Company the sum of One Hundred Thousand Dollars ($100,000) reduced for fractional shares in immediately available funds.

Capitalized terms used in this document not otherwise defined shall have the meaning ascribed to them in the Option Agreement.

Susan McGrogan

Date:	”

7. Remaining Terms Unaffected. Except for the amendments to the Option Agreement set forth herein, all other provisions of the Option Agreement shall remain in full force and effect and are incorporated herein as if fully set forth herein.

8. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without giving effect to principles of conflicts of laws.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof shall bear the signatures of all of the parties indicated as the signatories hereto.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MCGROGAN:

/s/ Susan McGrogan
Susan McGrogan

COMPANY:

TRANSCEND SERVICES, INC.

By:	/s/ Larry Gerdes
Name:	Larry Gerdes
Title:	CEO